Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact:	Jonathan G. Sloane Co-President and Co-CEO Century Bank JSloane@century-bank.com 781-393-4140 Barry R. Sloane Co-President and Co-CEO Century Bank BSloane@century-bank.com 781-393-4150
Brian J. Feeney To Head Century Bank Institutional Services Group
Medford, MA, November 29, 2006 – Marshall M. Sloane, Chairman of Century Bank, (NASDAQ: CNBKA) today announced that the Board of Directors elected Brian J. Feeney as Executive Vice President and Head of Century Bank Institutional Services Group.
“Brian has been instrumental in Century’s lockbox and cash management business, which are now the third largest in New England,” said Barry R. Sloane, Co-President and Co-CEO of Century Bank.
“He is a widely respected executive in the banking industry. His leadership, relationships and expertise helping governments and businesses manage receivables will play a major role in Century’s regional growth,” said Jonathan G. Sloane, Co-President and Co-CEO of Century Bank.
In the past 17 years, Mr. Feeney has held several senior positions in government banking and cash management with Century, most recently, Senior Vice President of Institutional Services. Mr. Feeney received his Bachelor of Science from Assumption College in Worcester, MA. He and his wife, Sandi, currently reside in Andover, MA.
In his new role, Mr. Feeney will continue to serve Century Bank’s key government accounts, in addition to his leadership of the entire Institutional Services team. He may be reached at 781.393.4149 or via email at BFeeney@Century-Bank.com.
About Century Bank
Century Bank, a subsidiary of Century Bancorp, Inc., is a state chartered, full-service commercial bank. Century Bank operates twenty-two full-service branches in the Greater Boston area and offers a full range of Business, Personal, Institutional Services and Investment Products. Century Bank and Trust Company is a member of the FDIC and is an Equal Housing Lender.
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NEWS RELEASE
Corporate Headquarters is located at 400 Mystic Avenue, Medford, MA 02155. Branches are located in Allston, Beverly, Boston, Braintree, Brookline, Burlington, Cambridge, Everett, Lynn, Malden, Medford, Newton, Peabody, Quincy, Salem and Somerville.
For more information, please visit www.century-bank.com.
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